Exhibit 99.1

Cypress Energy Partners, L.P. Closes Convertible

Preferred Unit Placement and Credit Facility Renewal

TULSA, Oklahoma — (BUSINESS WIRE) — May 29, 2018

Cypress Energy Partners, L.P. (NYSE: CELP) (“Cypress”) announced today that it closed a $43.5 million placement of convertible preferred units to an affiliate, using the proceeds to pay down debt and allowing it to extend the maturity of its credit facility three years from the closing date of the renewal. Cypress simplified and renewed the facility with its existing bank group. The amended $90 million revolving credit facility has a $20 million accordion feature (for a total of $110 million), exclusive of additional banks that may join the credit facility in the future.

To ensure the successful refinancing of the credit agreement, an affiliate of our sponsor made the investment in a private placement of public equity (the “PIPE”). The conflicts committee of our board of directors, with the aid of its financial and legal advisors, negotiated and approved the final terms of the PIPE, which include standard and customary provisions for similar type arrangements, and obtained a fairness opinion. Cypress also benefits from no origination fees and no warrant coverage as is customary on PIPE investments. After the third anniversary of the closing date, the holder of the preferred units will have the option to convert the preferred units into common units on a one-for-one basis. If certain conditions are met after the third anniversary of the closing date, Cypress will also have the option to cause the preferred units to convert to common units. Additionally, within the first six months after the closing date, Cypress will have the option to redeem the preferred units with a nominal below market fee.

Cypress’ Chairman, President and Chief Executive Officer, Peter C. Boylan III, stated “I am pleased to announce we have completed the previously disclosed renewal of our credit facility and PIPE investment to deleverage Cypress. Our debt has been reduced approximately 43% from the balance at March 31, 2018 to 3.75x trailing twelve-month EBITDA (as defined in the credit agreement) and approximately 3.3x net of cash. Cypress shopped the market with a financial advisor and no third party offered equal or better terms. The PIPE investment was $43.5 million, rather than our original estimate of up to $50 million, as the result of cash received from the successful divestiture of a saltwater disposal facility. We continue to believe our organic growth combined with the interest expense savings associated with having less debt will allow us to resume an increase to our distribution rate sometime in 2019. The attractive terms of the PIPE provide us with significant flexibility with regard to payment-in-kind (“PIK”) distributions up to 7% of the PIPE distribution, and very flexible prepayment rights. We continue to evaluate a few strategic alternative transactions that resulted from hiring a financial advisor. Over the next couple of months, we will determine if any of those proposals provide us with additional attractive growth options.”

This press release includes “forward-looking statements.” All statements, other than statements of historical facts included or incorporated herein, may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements, and are subject to a number of risks and uncertainties. While Cypress believes its expectations, as reflected in the forward-looking statements, are reasonable, Cypress can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in Cypress’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Cypress undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a master limited partnership that provides essential midstream services including pipeline inspection, integrity, and hydrostatic testing services to various energy companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal and environmental services to upstream energy companies and their vendors in the Bakken region of the Williston Basin in North Dakota. In all of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations, and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact:

Cypress Energy Partners, L.P.

Jeff Herbers, Chief Accounting Officer

918-947-5730

jeff.herbers@cypressenergy.com